Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.	Exhibit 10.13

LICENSE AGREEMENT

between

GENABLE TECHNOLOGIES LIMITED

and

SPARK THERAPEUTICS, LLC

This License Agreement (the “Agreement”) is entered into this 18th day of March, 2014 (the “Effective Date”), by and between Genable Technologies Limited, organized and existing under the laws of Ireland, and having a principal place of business at Media House, South County Business Park, Leopardstown, Dublin 18, Ireland (“Genable”) and Spark Therapeutics, LLC, organized and existing under the laws of Delaware, USA, and having a principal place of business at 3501 Civic Center Boulevard, Philadelphia, PA 19104, USA (“Spark”).

Genable and Spark may collectively be referred to as the “Parties” and each a “Party”.

Spark and Genable agree as follows:

1.	BACKGROUND

1.1	Pursuant to agreements dated October 14, 2013, Spark has acquired or licensed from The Children’s Hospital of Philadelphia (“CHOP”) certain patent rights and confidential and trade secret information relating to the manufacture of adeno-associated virus vectors as therapeutic agents for various indications and conditions.

1.2	Genable desires to obtain from Spark an exclusive right and license under such patent rights and confidential and trade secret information for the development and commercialization of therapeutic agents for the treatment of rhodopsin-linked, autosomal dominant retinitis pigmentosa (“RHO-adRP”). Spark is willing to grant such right and license to Genable.

1.3	Simultaneous with this Agreement, Spark and Genable have entered into the Development Agreement and the Manufacturing Agreement.

2.	DEFINITIONS

2.1	“Affiliate(s)” shall mean any corporation, firm, partnership or other entity, which controls, is controlled by, or is under common control with, a Party. For purposes of this Paragraph 2.1, “control” shall mean direct or indirect ownership of fifty percent (50%) or more of the outstanding stock or other voting rights entitled to elect directors thereof or the ability to otherwise control the management of such corporation, firm, partnership or other entity. Notwithstanding the foregoing, CHOP shall be deemed not to be an Affiliate of Spark.

2.2	“Commercially Reasonable Efforts” means the carrying out of applicable obligations under this Agreement in a commercially reasonable manner in good faith using all such efforts and resources consistent with the practice of comparable biological development companies of a similar size and resources, both financial and otherwise, to those of Genable, that would be used by such companies were they developing a comparable biological product;

2.3	“CHOP License Agreement” means the License Agreement dated as of October 14, 2013, by and between Spark (f/k/a AAVenue Therapeutics, LLC) and CHOP.

2.4

“Clinical Trial” means an investigation in human subjects and/or patients intended to discover or verify the clinical, pharmacological and/or other pharmacodynamic effects of a Licensed Product, and/or to identify any adverse reactions to a

Licensed Product, and/or to study absorption, distribution, metabolism, and/or excretion of a Licensed Product with the objective of ascertaining its safety, activity and/or efficacy.

2.5	“Confidential Know-How” means any and all rights, other than Patent Rights, in any scientific, pharmaceutical or technical information, know-how, discovery, invention, process, procedure, composition, method, formula, protocol, technique, or data owned or controlled by Spark and maintained in confidence or as a trade secret by Spark which are not covered by the Patent Rights and which are used for practicing or manufacturing the Licensed Products and/or relating to the Licensed Field. Confidential Know-How includes but is not limited to the information set out in Appendix A.

2.6	“Development Consultancy Agreement” means the development consultancy agreement of even date entered into by the Parties, subject to terms and conditions set out therein.

2.7	“EMA” means the European Medicines Agency or any successor agency thereof having the authority to regulate the sale of medicinal or pharmaceutical products in the European Union through marketing approval, not including any governmental authority with responsibility solely for pricing or reimbursement approvals.

2.8	“FDA” means the United States Food and Drug Administration or any other successor agency whose approval is necessary to market the Licensed Product in the USA.

2.9	“First Commercial Sale” means the first sale during a full scale commercial launch by or on behalf of Genable or its sublicensees of Licensed Products in an arm’s length transaction to an independent third party in any country in the Territory after all applicable required Regulatory Approvals in such country, in exchange for cash or some cash equivalent to which value can be assigned for the purpose of determining Net Sales.

2.10	“GT038” means a gene therapeutic comprising an AAV vector containing DNA encoding an RNAi targeting rhodopsin in combination with an AAV vector containing DNA encoding a rhodopsin gene for the treatment of RHO-adRP, which is in development by Genable as of the Effective Date, and as such gene therapeutic may be modified after the Effective Date.

2.11	“Improvements” means any and all improvements, developments, adaptions, enhancements, alterations or modifications to the Spark Intellectual Property, whether or not patentable, which are either made, owned or licensed by or on behalf of Spark.

2.12	“Licensed Field” means adeno-associated virus (“AAV”) based therapeutic agents for the treatment of RHO-adRP.

2.13

“Licensed Products” means any product incorporating GT038 in the Licensed Field sold by or on behalf of Licensee, its Affiliates, licensees or its sublicensees, the manufacture, use or sale of which is covered by a claim of the Patent Rights or utilizes Confidential Know-How of Spark in the country of such manufacture, use or sale but for the license granted herein. For the avoidance of doubt, all products supplied by Spark to Genable pursuant to the Manufacturing Agreement shall be deemed to utilize Confidential Know-How of Spark.

2.14	“Licensed Territory” means worldwide.

2.15	“Manufacturing Agreement” means the manufacturing agreement of even date entered into by the Parties pursuant to which Spark is appointed the exclusive manufacturer of the Licensed Product for Genable, subject to terms and conditions set out therein.

2.16	“Net Sales” means the total gross receipts invoiced by Genable, its Affiliates, licensees and sublicensees for sales, including transfers of Licensed Products to others for value or making Licensed Products available to others for value, of Licensed Products by or on behalf of Genable, its Affiliates, licensees or sublicensees, less:

(a)	sales returns and allowances actually given to third parties, including, trade, quantity and cash discounts and other adjustments (retroactive or otherwise), including, but not limited to, those granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, stocking allowances, reimbursements or similar payments actually made to customers, wholesalers or distributors, provided however that any discretionary rebates, discounts, adjustments or similar payments shall be commercially reasonable and consistent with standard industry practices;

(b)	insurance and freight charges and transportation costs actually paid to third parties for the shipment of Licensed Products;

(c)	customs or excise duties, sales tax, consumption tax and other taxes (except income taxes) or duties relating to sales of Licensed Products to third parties that are actually paid by Genable; and

(d)	invoiced amounts that are subsequently written off as uncollectible, provided that if any such amounts are collected after having been written off, such amounts shall thereupon be reincluded in Net Sales.

No deductions shall be made for commissions paid to any third party or individual (whether they be with independent sales agencies or regularly employed by Genable, its Affiliates, licensees or sublicensees, and on its payroll) or for the cost of collections.

Notwithstanding the foregoing, “Net Sales” shall not include amounts (i) for any Licensed Product furnished to a third party for use in Clinical Trials, for compassionate use or as promotional samples, in either case for which payment (other than the cost of the Licensed Product) is not intended to be received or (ii) from sales or other dispositions of Licensed Products among Licensee and any of its Affiliates, licensees or sublicensees, unless the Affiliate, licensee or sublicensee, as the case may be, is an end-customer of such Licensed Product.

2.17	“Patent Rights” means all patent applications and/or patents, now existing, currently pending, or, if associated with Improvements, hereinafter filed, owned and/or controlled by Spark, with respect to the manufacture, purification, process development and preparation of proviral plasmids and recombinant AAV, including the application and/or patents set forth on Appendix A, and any foreign counterparts thereof and all patents issuing therefrom, as well as any continuations, continuations-in-part, divisions, reexaminations, reissues, substitutes, renewals or extensions thereof, and any foreign counterparts thereof.

2.18	“Regulatory Application” means any regulatory application or any other application for marketing approval for the Licensed Product, which Licensee will file in the Territory, including any supplements or amendments thereto which Licensee may file.

2.19	“Regulatory Approval” means the final approval to market the Licensed Product in any country of the Territory, including pricing and reimbursement approval and any other approval which is required to launch the Licensed Product in the normal course of business.

2.20	“Spark Intellectual Property” means the Patent Rights and Confidential Know-How and Improvements.

2.21	“Year” means each twelve-month period beginning on January 1 and ending on 31 December during the term of this Agreement.

2.22	“$” means United States Dollars.

3.	GRANT OF RIGHTS

3.1	Spark hereby grants and Genable accepts, subject to the terms and conditions of this Agreement, a worldwide, royalty-bearing exclusive license (even as to Spark) to the Spark Intellectual Property with the right to sublicense, to research, develop, import, use, have used, make and have made, market, offer for sale, distribute, sell, and have sold, the Licensed Products within the Licensed Field in the Licensed Territory (the “License”).

3.2	Pursuant to the Manufacturing Agreement, Genable shall appoint Spark as the exclusive manufacturer of the Licensed Product. Genable shall not exercise its license to manufacture Licensed Products other than to the extent permitted by the Manufacturing Agreement.

3.3	Spark will provide a third party nominated by Genable and reasonably acceptable to Spark, pursuant to an appropriate material custody agreement, with sufficient cells from Spark’s Master Cell Bank (MCB) comprised of [**] cells and any additional Working Cell Banks (WCB) that may be used by Spark for the manufacture of Licensed Product(s) in the future, in order that the third party may established a second MCB in order to comply with regulatory requirements. Subject to the terms of the Manufacturing Agreement, Genable shall be entitled to have the third party transfer this second MCB to a third party contract manufacturer in order to transfer the manufacturing process(es) for the Licensed Product(s) to a third party contract manufacturer reasonably acceptable to Spark in accordance with an appropriate material custody agreement between the third party contract manufacturer and Spark.

3.4	For the avoidance of doubt, Spark shall not license to, nor permit the use by, any third party of the Spark Intellectual Property for the sale or distribution of Licensed Products in the Licensed Field in the Licensed Territory.

3.5	Spark acknowledges that Genable has considerable proprietary know-how and data related to GT038 and has filed patent applications and obtained patents world-wide in relation to GT038. Nothing in this Agreement shall grant Spark any rights of any nature whatsoever to GT038, provided that, Genable hereby grants to Spark a license to such know-how, data and patent rights, on a non-exclusive, non-sub-licensable, non-royalty-bearing basis solely to the extent necessary for Spark to perform its obligations under the Manufacturing Agreement and the Development Consultancy Agreement.

3.6	The Licensed Field may be expanded or modified by mutual written agreement between the Parties.

3.7	Spark will in good faith promptly disclose in writing to Genable any Improvements having application to Licensed Products in the Licensed Field. Any such Improvement shall be automatically included in the Spark Intellectual Property licensed to Genable Licensee pursuant to Paragraph 3.1 of this Agreement.

3.8	Genable’s rights under this Agreement with respect to Patent Rights licensed by Spark from CHOP shall be subject to Genable’s satisfaction, as a sublicensee of Spark under the CHOP License Agreement, of the obligations set forth on Appendix B. Such obligations shall be binding upon Genable with respect to the Patent Rights licensed by Spark from CHOP to the extent Spark is required to impose such obligations on its sublicensees pursuant to the CHOP License Agreement. For the avoidance of doubt, (a) the “Company” referred to in the language from the CHOP License Agreement quoted in Appendix B is Spark, but under the CHOP License Agreement Spark is obligated to impose its obligations under the quoted provisions on its sublicensees to the same extent such obligation apply to Spark and (b) the Patent Rights identified in Appendix A are licensed by Spark from CHOP and are therefore subject to this Paragraph 3.8.

4.	SUBLICENSING

4.1	Genable may exercise its rights under this Agreement by an Affiliate and any action of such Affiliate shall be deemed for all purposes to be an action of Genable.

4.2	Genable may enter into sublicensing agreements for the Licensed Products to and only to the extent of any license granted to Genable under this Agreement.

4.3	Genable agrees that any sublicenses granted by it shall contain provisions which are equivalent to Paragraphs 3.8, 4.5 and 7.1 of this Agreement.

4.4	Genable’s execution of a sublicense agreement will not relieve Genable of any of its obligations under this Agreement. Genable is primarily liable to Spark for any act or omission of an Affiliate or sublicensee of Genable that would be a breach of this Agreement if performed or omitted by Genable, and Genable will be deemed to be in breach of this Agreement as a result of such act or omission.

4.5	Termination of the license granted to Genable by Spark under this Agreement will terminate all sublicenses which may have been granted by Genable.

5.	PAYMENTS

5.1	In consideration of the license of the Spark Intellectual Property, Genable shall pay to Spark [**], due within [**] days of the Effective Date.

5.2	In further consideration of the license of the Spark Intellectual Property, Genable shall pay to Spark the applicable milestone payments listed in the table below within [**] days after each milestone event for the first Licensed Product is achieved by Genable, its Affiliates, licensees or sublicensees:

[**]	[**]
[**]	[**]
[**]	[**]

5.3	For the avoidance of doubt:

(i)	each of the milestone payments set out in Paragraph 5.2 shall be payable no more than once;

(ii)	all clinical milestones refer to [**];

(iii)	the Licensee shall have no obligation to pay any milestones other than those listed in Paragraph 5.2; and

(iv)	none of the foregoing milestones may be skipped. If a milestone is not achieved for any reason, but the subsequent milestone is achieved, the prior unachieved milestone shall be deemed achieved and the corresponding milestone payment shall be payable with the milestone payment for the achieved subsequent milestone. In addition, with respect to the [**] milestone, if a [**].

5.4	In consideration of the license of the Spark Intellectual Property, the royalty payable by Genable to Spark on Net Sales of the Licensed Product shall be calculated by reference to the table set out below:

Annual Net Sales	Applicable Royalty Rate
First $[**]	[**]% of Net Sales
Increments above $[**]	[**]% of Net Sales

5.5	Sublicense Revenues:

5.5.1	For any licenses or sublicenses granted by Genable during the term of this Agreement, Genable shall pay to Spark the milestones and royalties according to this Agreement on milestone achievements and Net Sales of the Licensed Products by Affiliates, licensee(s) and sublicensee(s) as if such milestone achievements and sales were milestone achievements and Net Sales from Licensed Products by Genable.

5.5.2	For the avoidance of doubt, any payments received by Genable from a licensee or sublicensee such as for the funding of research and/or development, or for the granting of any commercialization rights including any milestone or other upfront payments, shall not be considered to be part of Net Sales.

5.6	No multiple royalties shall be payable because any Licensed Products are covered by more than one patent, or patent application of the Patent Rights.

5.7	On sales of Licensed Products by Genable or Affiliates, licensees or sublicensees made other than in an arm’s-length transaction, the value of the Net Sales attributed under this Article 5 to such a transaction shall be that which would have been received in an arm’s-length transaction, based on sales of like quantity and quality products on or about the time of such transaction.

5.8	The payments due to Spark from Genable pursuant to Paragraphs 5.1 and 5.2 shall be payable as set forth in such Paragraphs. Royalty payments due to Spark from Genable pursuant to Paragraph 5.3 shall be payable within [**] days of the end of the calendar quarter in which the applicable Net Sales occur.

5.9	Payments made by Genable to Spark shall be delivered by wire transfer in U.S. Dollars (unless otherwise specifically agreed by the parties in writing) to the designated bank account of Spark in accordance with such timely written instructions as Spark shall from time to time provide.

6.	PATENT FILING, PROSECUTION, AND MAINTENANCE

6.1	Spark shall control the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Patent Rights and shall furnish copies of relevant patent-related documents to Genable.

6.2	Spark shall have sole discretion whether to prepare, file, prosecute and maintain any and all patent applications or patents included in the Patent Rights in the Territory.

6.3	If at any time during the term of this Agreement Genable opposes or contests the grant or validity of the Patent Rights licensed herein, or any claims thereof, Spark will be entitled to terminate the license granted to Genable under Paragraph 3.1 of this Agreement, upon thirty (30) days’ prior written notice to Genable.

7.	RECORD KEEPING

7.1	Genable agrees to keep accurate and correct records of Licensed Products appropriate to determine the amount of royalties due Spark. Such records shall be retained for at least [**] years following a given reporting period. The records shall be available, [**], during normal business hours for inspection at the expense of Spark by an accountant or other designated auditor selected by Spark (and reasonably acceptable to Genable) for the sole purpose of verifying reports and payments hereunder. Genable may only object to an auditor selected by Spark for good cause shown. The accountant or auditor shall only disclose to Spark information relating to the accuracy of reports and payments made under this Agreement. If an inspection shows an underreporting or underpayment in excess of [**] percent ([**]%) for any twelve (12) month period, then Genable shall reimburse Spark for the reasonable cost of the inspection at the time Genable pays the unreported royalties, including any late charges as required by Paragraph 7.2 of this Agreement. All payments required under this Paragraph 7.1 shall, if not disputed by Genable, be due within [**] days of the date Spark provides Genable notice of the payment due.

7.2	Late charges will be assessed by Spark on any undisputed overdue payments, and on all disputed overdue payments that are determined not to have been correctly disputed, at a rate of [**] percent ([**]%) per month. The payment of such late charges shall not prevent Spark from exercising any other rights it may have as a consequence of the lateness of any payment.

8.	PERFORMANCE REQUIREMENTS AND REPORTS

8.1	Genable will use Commercially Reasonable Efforts to develop, bring to market and commercialize the Licensed Products through a diligent program of development, marketing and commercialization, in both [**]. Within [**] of the Effective Date, Genable will prepare an outline development plan for developing and bringing the Licensed Product to market in both [**] (the “Commercial Development Plan”) and provide a copy to Spark. The Commercial Development Plan may be changed by Genable from time to time based on medical, regulatory and commercial considerations then pertaining.

8.2	Genable shall report to Spark the date of the First Commercial Sale in each country in the Licensed Territory within [**] days of such occurrence.

8.3	Genable shall submit to Spark within [**] days after each calendar quarter ending March 31, June 30, September 30, and December 31 a royalty report setting forth for the preceding quarterly period the amount of the Licensed Products sold by or on behalf of Genable or by an Affiliate, licensee or sublicensee in each country within the Licensed Territory, the Net Sales, and the amount of royalty or other payment accordingly due. With each such royalty report, Genable shall submit payment of the earned royalties due. If no earned royalties are due to Spark for any reporting period, the written report shall so state. The royalty report shall be certified as correct by an authorized officer of Genable and shall include a detailed listing of all deductions made under Paragraph 2.15 to determine Net Sales made under Article 6 to determine royalties due.

8.4

Royalties due under Article 5 shall be paid in U.S. dollars. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York foreign exchange rate quoted in The Wall Street Journal on the day that the payment is due. Any loss of exchange, value taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by Genable. The royalty report required by Paragraph 8.3 of this Agreement shall accompany each such payment and a copy of such report shall also be mailed to Spark at its address for notices indicated in Paragraph 14.6 of this Agreement.

8.5	All plans and reports required by this Article 8 and marked confidential by Genable shall be treated by Spark as commercial and financial information obtained from a person and as privileged and confidential.

8.6	If applicable laws of Ireland require that taxes be withheld with respect to any payments by Genable to Spark under this Agreement, Genable will: (a) deduct those taxes from the remittable payment, (b) pay the taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of tax payment to Spark on a timely basis following that tax payment. If Spark is a taxable entity in the United States and is therefore entitled to the benefits of the double taxation treaty between Ireland and the United States, and Spark provides Genable with a Form 6166 from the United States Internal Revenue Service with respect to such taxable status, at or prior to the time of any payment potentially subject to the Irish withholding tax is made hereunder, then payments made by Genable to Spark hereunder shall be made without withholding tax; provided that, if such double taxation treaty is modified after the Effective Date so that payments to Spark hereunder are subject to withholding taxes, Genable shall give notice to Spark of such change and shall pay to Spark such additional amount as may be necessary so that Spark shall receive, after deduction of such withholding tax, the amount which Spark would have received in the absence of such withholding tax less [**] percent ([**]%) of the withholding tax amount (i.e., the Parties [**] percent ([**]%) of the withholding tax amount). If Spark is not able to meet the above criteria for withholding tax treaty benefits (e.g., by ceasing to be, or by assigning its interest in this Agreement to an entity that is not, a taxable entity in the United States entitled to the benefits of the double taxation treaty between Ireland and the United States), then Genable shall make payments less any required withholding tax, and such withholding taxes required under Irish law shall be borne solely by Spark. If Genable or any successor or assign of Genable makes any payment to Spark hereunder in a manner that subjects such payment to a withholding tax obligation under the laws of any jurisdiction other than those of Ireland (i.e., either by such entity being or becoming domiciled in any jurisdiction other than Ireland or by such entity making any payment to Spark from a jurisdiction outside of Ireland), then Genable shall give notice to Spark of such requirement and shall pay to Spark such additional amount as may be necessary so that Spark shall receive, after deduction of such withholding tax, the amount which Spark would have received in the absence of such withholding tax. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect (e.g., Genable shall not withhold Irish withholding tax without first confirming with Spark that Spark is not able to provide the documentation of its taxable status as described above). The Parties shall discuss and cooperate regarding applicable mechanisms for minimizing such taxes to the extent possible in compliance with applicable law. In addition, the Parties shall cooperate in accordance with applicable law to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement.

9.	INFRINGEMENT AND PATENT ENFORCEMENT

9.1	Spark and Genable agree to notify each other promptly of each infringement or possible infringement of the Patent Rights within the Licensed Field, as well as any facts which may affect the validity, scope, or enforceability of the Patent Rights of which either Party becomes aware.

9.2	If infringement of the Patent Rights occurs, or if infringement may occur, Spark shall have sole discretion to charge a third party with infringement and shall have the sole discretion to institute an infringement action. Spark may decline to charge infringement or institute an infringement action at Spark’s sole discretion. If Spark elects to charge a third party with infringement or elects to institute an infringement action, Spark shall bear the cost of such action and shall retain all recovery.

9.3	If Spark elects not to charge a third party with infringement or elects not to institute an infringement action (such decision to be made promptly by Spark), Genable shall, subject to the terms of the CHOP License Agreement with respect to Patent Rights licensed from CHOP, if applicable, have the right (but not the obligation) to bring such suit. If Genable so elects to charge a third party with infringement or to institute an infringement action, Genable shall bear all costs in such action or any resulting defense or declaratory judgment action for non-infringement, invalidity or unenforceability of the Patent Rights and Genable shall not settle any such action in a manner that imposes any liability on Spark or imposes a material detriment to any Patent Rights without express permission by Spark (such permission not to be unreasonably withheld, delayed or conditioned). If Genable elects to charge a third party with infringement or elects to institute an infringement action, Genable shall, after payment to CHOP of any share thereof payable to CHOP pursuant to the CHOP License Agreement with respect to Patent Rights licensed from CHOP, if applicable, retain all recovery.

9.4	In any action instituted by a third party to contest the validity or unenforceability of the Patent Rights, Spark shall have the sole discretion to defend such action at its own expense. If Spark desires not to defend said action, Genable shall, subject to the terms of the CHOP License Agreement with respect to Patent Rights licensed from CHOP, if applicable, have the right (but not the obligation) to defend such suit. If Genable so decides to defend them such defense shall be conducted by Genable at Genable’s sole expense and Genable shall not settle any such action in a manner that imposes any liability on Spark or imposes any material detriment to any Patent Rights without express permission by Spark (such permission not to be unreasonably withheld, delayed or conditioned). If Genable elects to defend such an action, Genable shall, after payment to CHOP of any share thereof payable to CHOP pursuant to the CHOP License Agreement with respect to Patent Rights licensed from CHOP, if applicable, retain all recovery.

9.5	In any litigation under this Article 9, either Party, at the request and sole expense of the other Party, will cooperate to the fullest extent reasonably possible. This Paragraph 9.5 will not be construed to require either Party to undertake any activities, including legal discovery, at the request of any third party, except as may be required by lawful process of a court of competent jurisdiction. If, however, either Party is required to undertake any activity, including legal discovery, as a right of lawful process of a court of competent jurisdiction, then the litigating Party will pay all expenses incurred by the other Party.

10.	WARRANTIES AND INDEMNIFICATION

10.1	Spark and Genable offer no warranties other than those specified in this Article 10.

10.2	Spark represents and warrants to Genable that, as of the Effective Date:

(a)	the issued Patent Rights are not invalid or unenforceable, to Spark’s present knowledge,

(b)	Spark has the right to grant to Genable the license specified in Article 3 of this Agreement,

(c)	Spark owns or has a valid license under any United States and foreign patent applications or patents corresponding to the Patent Rights,

(d)	this Agreement has been duly executed and delivered by a duly authorized officer of Spark and constitutes the valid and legally binding obligations of Spark enforceable against Spark according to its terms except as enforceability of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and

(e)	no proceedings or written notices have been received by Spark from any third party alleging that the Spark Intellectual Property infringes any third party intellectual property.

10.3	Spark further represents and warrants to Genable as of the Effective Date:

(a)	the CHOP License Agreement is valid and in full force and effect; and

(b)	there are no existing or claimed defaults by Spark, and to Spark’s best knowledge, by CHOP under the CHOP License Agreement, and no event, act or omission has occurred that (with or without notice, lapse of time or the happening or occurrence of any other event) would result in a default under the CHOP License Agreement.

10.4	Spark covenants to Genable that during the Term:

(a)	Spark will fully comply with all of the terms and conditions of the CHOP License Agreement and will reasonably enforce its rights under the CHOP License Agreement and Spark will not assign its rights under the CHOP License Agreement except where this Agreement is also being assigned in accordance with Paragraph 14.7, provided that, Spark shall not be responsible for any failure to comply with the CHOP License Agreement that results from Genable’s failure to fully comply with all of the terms and conditions of this Agreement; and

(b)	Spark will keep Genable reasonably informed with respect to Spark’s transactions, arrangements and business under the CHOP License Agreement that relate to Genable and/or the transactions contemplated hereunder, and Spark shall provide Genable with any written notices delivered by Spark or CHOP as appropriate thereunder that relate to Genable and/or the obligations or rights under this Agreement that may adversely affect Genable; and

(c)	Spark shall not amend, modify, or waive any of its rights under the CHOP License Agreement, if such amendment, modification or waiver would adversely affect Genable and/or Genable’s rights and/or obligations or under this Agreement, without the prior written consent of Genable. For the avoidance of doubt, Spark shall not terminate any of its rights under the CHOP License Agreement without the prior written consent of Genable if such termination would adversely affect Genable and/or Genable’s rights and/or obligations or under this Agreement.

10.5	Save for the warranties set forth in Paragraphs 10.2 and 10.3, Spark does not warrant the validity of the Patent Rights and makes no representations whatsoever with regard to the scope of the Patent Rights, or that the Patent Rights may be exploited without infringing other patents or other intellectual property rights of third parties.

10.6	NO WARRANTIES, EXPRESS OR IMPLIED, ARE OFFERED BY SPARK AS TO THE FITNESS FOR ANY PURPOSE OF THE MATERIALS OR INFORMATION PROVIDED TO GENABLE UNDER THIS AGREEMENT, OR THAT THE SPARK INTELLECTUAL PROPERTY MAY BE EXPLOITED WITHOUT INFRINGING OTHER THIRD PARTY RIGHTS. GENABLE ACCEPTS THE SPARK INTELLECTUAL PROPERTY, INFORMATION AND THE MATERIALS “AS IS,” AND SPARK DOES NOT OFFER ANY GUARANTEE OF ANY KIND.

10.7	Spark does not represent that it will commence legal actions against third parties infringing the Spark Intellectual Property.

10.8	Genable warrants that to the best of its knowledge it has the necessary patent rights, licenses and other intellectual property required to develop GT038.

10.9	Genable represents and warrants to Spark that this Agreement has been duly executed and delivered by a duly authorized officer of Genable and constitutes the valid and legally binding obligations of Genable enforceable against Genable according to its terms except as enforceability of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

10.10

Genable shall indemnify and hold Spark, its employees, affiliates, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to, death, personal injury, illness, or property damage to the extent arising in connection with any activities related to Licensed Products under this Agreement by Genable, its directors, employees, agents and its sublicensees, including any of their customers, patients, or end-users, including, without limitation, the research, development, importation, exportation, design, manufacture, distribution, offering for sale, sale, or use of any Licensed Products or in connection with any end user or clinical trial in which Genable participates utilizing Licensed Products, except to the extent arising (i) in connection with any breach of this Agreement by Spark, or (ii) from the gross negligence or willful misconduct of Spark, its employees, affiliates, agents, and consultants.

10.11	Spark shall indemnify and hold Genable, its employees, affiliates, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses arising in connection with (i) any breach of this Agreement by Spark, or (ii) the gross negligence or willful misconduct of Spark, its employees, affiliates, agents, and consultants.

10.12	Each Party shall when seeking an indemnity pursuant to Paragraphs 10.9 and 10.10 shall:

(a)	fully and promptly notify the indemnifying Party of any claim or proceedings, or threatened claim or proceedings;

(b)	permit the indemnifying Party to take full control of such claim or proceedings, with counsel of such indemnifying Party’s choice, provided that the indemnifying Party shall reasonably and regularly consult with the indemnified Party in relation to the progress and status of such claim or proceedings;

(c)	co-operate in the investigation and defense of such claim or proceedings; and

(d)	take all reasonable steps to mitigate any loss or liability in respect of any such claim or proceedings.

The indemnifying Party may settle a claim on terms which provide only for monetary relief and do not include any admission of liability. Save as aforesaid, neither the indemnifying Party nor the Party to be indemnified shall acknowledge the validity of, compromise or otherwise settle any claim without the prior written consent of the other, which shall not be unreasonably withheld or delayed.

10.13	NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER SPARK NOR GENABLE SHALL BE LIABLE TO THE OTHER BY REASON OF ANY REPRESENTATION OR WARRANTY, CONDITION OR OTHER TERM OR ANY DUTY OF COMMON LAW, OR UNDER THE EXPRESS TERMS OF THIS AGREEMENT, FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE LOSS OR DAMAGE (OR FOR ANY LOSS OF CURRENT OR FUTURE PROFITS, LOSS OF ENTERPRISE VALUE) LOSS OF USE, LOSS OF SAVINGS OR ANTICIPATED SAVING, LOSS OF GOODWILL, LOSS OF DATA OR LOSS OF BUSINESS OR ANTICIPATED BUSINESS, WHETHER OCCASIONED BY THE NEGLIGENCE OF THE RESPECTIVE PARTIES, THEIR EMPLOYEES OR AGENTS OR OTHERWISE.

10.14	Nothing in this Agreement shall have the effect of excluding or limiting any liability for death or personal injury caused by negligence or for fraud.

11.	CONFIDENTIALITY

11.1	Each Party undertakes with the other that it shall keep, and that it shall procure that its respective directors and employees keep secret and confidential all know-how, technical, business and other information that has the quality of confidentiality and that is communicated to it by the other Party under or in respect of this Agreement or acquired from any other Party as a result of this Agreement (“Confidential Information”) and shall not disclose the same or any part of the same to any person whatsoever SAVE THAT either Party may disclose Confidential Information to its Affiliates and sublicensees and any of its directors, employees or consultants who are directly or indirectly legitimately involved with the Spark Intellectual Property and its exploitation and who require the said Confidential Information for the purposes of the said involvement.

11.2	The non-disclosure provision of Paragraph 11.1 shall not apply to:

(a)	Confidential Information in the public domain otherwise than by breach of this Agreement;

(b)	Confidential Information in the lawful possession of a Party prior to disclosure by any other Party as evidenced by written records;

(c)	Confidential Information that was created independent of disclosure as evidenced by written records; or

(d)	Confidential Information obtained from a third party who is free to divulge the same.

11.3	The obligations of each Party under this Article 11 shall continue in force notwithstanding the termination of this Agreement.

11.4	Any Confidential Information disclosed by the disclosing Party shall be used by the receiving Party exclusively for the purposes of fulfilling the receiving Party’s rights and obligations under this Agreement and for no other purpose.

11.5	A Party (the “Required Party”) will be entitled to make a disclosure or public statement concerning the existence, subject matter or any term of this Agreement, or to disclose Confidential Information that the Required Party is required to make or disclose pursuant to:

(a)	a valid order of a court or governmental authority; or

(b)	any other requirement of law or any securities or stock exchange;

provided that if the Required Party becomes legally required to make such announcement, public statement or disclosure hereunder, the Required Party shall (to the extent possible) give the other Party prompt notice of such fact to enable the other Party to seek a protective order or other appropriate remedy concerning any such announcement, public statement or disclosure, including confidential treatment and/or appropriate redactions.

11.6	The Required Party shall fully co-operate with the other Party in connection with that other Party’s efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude announcement, public statement or disclosure, the Required Party shall make such announcement, public statement or disclosure only to the extent that the same is legally required.

12.	TERM AND TERMINATION

12.1	This Agreement is effective beginning with the Effective Date and shall extend on a country-by-country basis until the later of a) the date of the expiration of the last to expire of the Patent Rights in the country of sale or the country of manufacture or b) the tenth anniversary of the First Commercial Sale in the country of sale, unless sooner terminated as provided in this Article 12.

12.2	Upon termination of this Agreement, Genable’s rights under Article 3 of this Agreement shall cease, effective immediately. On a country-by-country basis, after this Agreement has expired pursuant to Paragraph 12.1, if this Agreement shall not have earlier terminated, Genable’s license in such country of the Territory shall remain in force on a fully paid-up, non-royalty-bearing basis, provided, however, that Genable may still have obligations to Spark in countries in which this Agreement has not expired.

12.3	In the event that Genable is in material default in the payment of any money to Spark under this Agreement, and if the default has not been remedied within [**] days after the date of notice in writing of such default, Spark may terminate this Agreement by written notice, provided that, if Genable in good faith disputes any such amount, provides notice of such dispute to Spark, institutes dispute resolution pursuant to Article 13 and pays all undisputed amounts prior to the end of such [**] day period, this Agreement shall not terminate if Genable pays all amounts finally determined to be payable in such dispute resolution within [**] days after such final determination. In the event that Genable is in material default in the performance of any other obligations under this Agreement, and if the default has not been remedied within [**] days after the date of notice in writing of such default, Spark may terminate this Agreement by written notice. Spark shall also have the unilateral right and option to terminate this Agreement under Paragraph 6.4 upon [**] days prior notice to Genable.

12.4	In the event that Genable becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a third party’s intention to file an involuntary petition in bankruptcy, Genable shall immediately notify Spark in writing and Spark shall thereupon have the right to terminate this Agreement upon thirty (30) days’ notice to Genable.

12.5	Genable shall have a unilateral right to terminate this Agreement and/or any licenses in any country without cause by giving Spark ninety (90) days prior written notice to that effect. In the event that Spark becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a third party’s intention to file an involuntary petition in bankruptcy, Spark shall immediately notify Genable in writing and Genable shall thereupon have the right to terminate this Agreement upon thirty (30) days’ notice to Spark.

12.6

Upon termination of this Agreement for any reason, Genable, its Affiliates, licensees and sublicensees shall cease all development, use, distribution, and sale of Licensed Products, provided however, that Genable and its Affiliates, licensees and sublicensees shall be permitted for a period not exceeding [**]

months to exhaust their stocks of the Licensed Products, provided that this Agreement has not been terminated by Spark due to a breach of this Agreement by Genable or an Affiliate, licensee or sublicensee or under Paragraph 6.3 of this Agreement, and any such post-termination sales by Genable, its Affiliates, licensees and sublicensees shall be subject to a surviving royalty obligation under Paragraph 5.4.

12.7	Within [**] days of the final sale of Licensed Product under this Article 12, a final report shall be submitted by Genable together with any royalty payments or other amounts due to Spark.

12.8	Termination of this Agreement will not relieve any party from any obligation that has accrued prior to termination.

12.9	The following provisions of this Agreement shall survive termination: Section 4.5, Article 7, Sections 8.3 - 8.6, Sections 10.10 - 10.14, Article 11, Sections 12.2,12.6 - 12.9, 14.5, 14.9 and 14.13.

13.	DISPUTES

13.1	If a dispute arises which cannot be resolved in the normal course of events, any Party to the dispute may give notice in writing to the others specifying the subject matter of the dispute and its proposal for its resolution. The Parties must procure that the dispute is considered by their respective authorized representatives and that such authorized representatives use all reasonable endeavors, in good faith, to resolve the dispute within [**] days of the date of the notice specifying the dispute. If the authorized representatives reach agreement on the matter in dispute in the period specified in this Paragraph 13.1, the Parties shall procure that their respective representatives sign a joint memorandum to that effect recording the resolution and procure that such agreement is fully and promptly carried into effect.

13.2	If the authorized representatives fail to reach agreement, any Party may refer the matter to the Chief Executive Officers of the Parties (together the “Senior Officers”). The Parties shall respectively procure that the Senior Officers attempt in good faith to resolve the dispute. If the Senior Officers reach agreement on the matter in dispute within [**] days of the dispute being referred to them (or such other period as the Parties may mutually agree in writing) the Parties shall procure that their respective Senior Officers shall sign a joint memorandum to that effect recording the resolution and procure that such agreement is promptly and fully carried into effect.

13.3	The dispute resolution procedure shall have been exhausted if the matter in dispute:

(a)	has not been resolved in accordance with Paragraph 13.1 within the relevant period and is not referred to the Senior Officers within the relevant period; or

(b)	where it is so referred, has not been resolved in accordance with Paragraph 13.2 within the relevant period.

13.4	For the avoidance of doubt, the fact that the dispute resolution procedure has been exhausted without resolution shall not prevent the Parties from agreeing that the dispute be referred to an independent alternative form of dispute resolution and/or to arbitration.

13.5	The foregoing provisions shall not prevent either Party from commencing legal proceedings or applying to the court for injunctive or other interim relief at any time.

13.6	Any controversy or claim related to or arising out of this Agreement (other than a patent dispute) shall be settled by arbitration conducted on a confidential basis under the Commercial Arbitration Rules of the International Centre for Dispute Resolution (“ICDR”) in effect at the time of the arbitration (“Rules”). Any arbitration shall be held in Manhattan, New York before one disinterested arbitrator selected by mutual agreement of the Parties; provided, however, that if the Parties are unable to agree on the arbitrator within [**] days, the arbitrator shall be appointed in accordance with the Rules. Any Party desiring arbitration shall serve on the other Party pursuant to Section 13.6 and the regional case management center of the ICDR administering cases for such location in accordance with the aforesaid Rules, its notice of intent to arbitrate (“Arbitration Notice”). All arbitrations shall be administered by the ICDR.

13.7	The arbitrator shall have no authority to award damages expressly precluded under this Agreement. The award of the arbitrator shall be final and binding upon the Parties and judgment upon such award may be entered and enforced in any court of competent jurisdiction. Unless the arbitrator for good cause determines otherwise, the costs and expenses of the arbitrator shall be shared equally by the Parties and each Party will bear its own attorneys’ fees and other costs associated with the arbitration proceeding. If court proceedings to stay litigation or compel arbitration are necessary, the Party that unsuccessfully opposes such proceedings will pay all associated costs, expenses and attorneys’ fees that are reasonably incurred by the other Party.

14.	GENERAL PROVISIONS

14.1	Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right by such Party or excuse a similar subsequent failure to perform any such term or condition by Genable.

14.2	This Agreement, together with the Manufacturing Agreement and Development Agreement, constitutes the entire agreement between the Parties relating to the subject matter, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by such agreements.

14.3	The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law such determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

14.4	If either Party desires a modification to this Agreement, the Parties shall, upon reasonable notice of the proposed modification by the Party desiring the change, confer in good faith to determine the desirability of such modification. No modification will be effective until a written amendment is signed by the signatories to this Agreement or their designees.

14.5	The construction, validity, performance, and effect of this Agreement shall be governed by the Laws of the State of New York and, subject to Article 13, any and all actions or proceedings relating to this Agreement shall be brought and pursued exclusively in the federal or state courts sitting in United States District Court for the Southern District of the State of New York.

14.6	Any notice required to be given under this Agreement shall be in writing and shall be delivered personally, or sent by pre-paid post or recorded delivery or by commercial courier, to each Party required to receive the notice at its address as set out below:

Spark:

Spark Therapeutics, LLC

3501 Civic Center Blvd., 5th Floor

Philadelphia, PA 19104

USA

Attention: Jeffrey D. Marrazzo, CEO

Genable:

Genable Technologies Limited

c/o Delta Partners

Media House, South County Business Park

Leopardstown, Dublin 18

Ireland

Attention: Jason Loveridge, CEO

or as otherwise specified by the relevant Party by notice in writing to each other Party.

Any notice shall be deemed to have been duly received:

(i)	if delivered personally, when left at the address and for the contact referred to in this Paragraph 14.6, or

(ii)	if delivered by commercial courier, on the date and at the time that the courier’s delivery receipt is signed.

A notice required to be given under this Agreement shall not be validly given if sent by email. The provisions of this Paragraph 14.6 shall not apply to the service of any proceedings or other documents in any legal action.

14.7	This Agreement, or any obligations of a party under this Agreement, may not be assigned except as expressly provided in this Agreement. This Agreement may be assigned by either Party as part of a sale or transfer of substantially the entire business of the assigning Party relating to operations which concern this Agreement, provided that the assigning Party notifies the other Party in writing within [**] days of any assignment of this Agreement by the assigning Party.

14.8	Genable acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the relevant Agency of the U.S. Government or written assurances by Genable that it shall not export such items to certain foreign countries without prior approval of such agency. Spark neither represents that a license is not required or that, if required, it shall be issued.

14.9	Promptly after execution of this Agreement, the Development Agreement and the Manufacturing Agreement, the Parties shall issue the press release attached hereto as Appendix C. Neither Party shall issue any press releases or public disclosure relating to this Agreement, other than the aforementioned initial press release and any public disclosures that may be required pursuant to applicable securities laws and regulations, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Neither Party shall use the name or logo of the other Party, and Genable shall not use the name of past or present Spark employees, in any advertising, promotional or sales activities without prior written consent obtained from the other Party in each separate case, except as otherwise provided in this Agreement.

14.10	Neither Party to this Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay results from causes beyond its reasonable control, including, without limitation, acts of God, fires, strikes, acts of war, or intervention of a government authority, non-availability of raw materials, but any such delay or failure shall be remedied by such Party as soon as practicable.

14.11	This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

14.12	Both Parties are independent contractors under this Agreement. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

14.13	During the term of this Agreement and for a period of [**] months thereafter, neither Party shall solicit an employee of the other Party who is or has been involved in the performance or oversight of any development, manufacturing or regulatory activity with respect to any Licensed Product to terminate his or her employment and accept employment or work as a consultant with the soliciting Party. Notwithstanding the foregoing, nothing herein shall restrict or preclude the Parties’ right to make generalized searches for employees by way of a general solicitation for employment placed in a trade journal, newspaper or website.

14.14	No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any third party beneficiary or on any person other than the Parties and their respective affiliates, successors and assigns.

IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement to be effective as of the Effective Date.

SPARK THERAPEUTICS, LLC:

/s/ Jeffrey D. Marrazzo	March 18, 2014
Signature of Authorized Official	Date

Jeffrey D. Marrazzo
Printed Name

President & CEO
Title

GENABLE TECHNOLOGIES LIMITED:

/s/ Jason Loveridge	18 March 2014
Signature of Authorized Official	Date

Jason Loveridge
Printed Name

CEO
Title

APPENDIX A — Patent(s) or Patent Application(s) and Confidential Information

Spark Tech ID Number	Patent Application/ Publication/ Granted No.	Title
[**]	[**]	[**]
[**]	[**]	[**]

[**]

Intellectual property owned or controlled by Spark with respect to:

[**].

APPENDIX B - CHOP License Agreement Terms Applicable to Genable

Provisions quoted below in this Appendix B are copied verbatim from the CHOP License Agreement. Capitalized terms in language quoted below shall have the meanings ascribed to them in the CHOP License Agreement and Paragraph cross-references therein shall refer to Paragraphs in the CHOP License Agreement.

“4.4 In the event this Agreement terminates, and such termination is not the result of any failure by a sublicensee to comply with the terms of this Agreement applicable to sublicensees, such sublicensee’s sublicense shall survive such termination in respect of the sublicensee’s exercise of such sublicense rights provided, however, that CHOP shall not be obligated in any manner to perform any obligations of Company under the sublicense agreement beyond the granting of rights to the sublicensee with respect to the Patent Rights and Gene Therapy Know-How.

…

5.1 CHOP retains the ability to research, make, have made, practice, have practiced, and use CHOP Intellectual Property solely for its own research and/or educational purposes. In addition, all rights granted in this Agreement are expressly granted subject to the rights of the U.S. Government pursuant to 35 U.S.C. Sections 200 et seq., as amended, (Patent Rights in Inventions Made with Federal Assistance) and the implementing regulations.

5.2 Company agrees that if any Patent Rights claiming inventions were supported by funding from a U.S. government agency, products used or sold in the United States embodying such Patent Rights shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from the appropriate government agency.

…

7.1 Company agrees to keep, and to require its Affiliates and sublicensees to keep, accurate and correct records of Licensed Products under this Agreement appropriate to determine the amount of royalties and payments due CHOP. Such records shall be retained for at least [**] years following a given reporting period. The records shall be made available, [**], at the request of CHOP during normal business hours for inspection at the expense of CHOP by an accountant or other designated auditor selected by CHOP (and acceptable to Company) for the sole purpose of verifying reports and payments hereunder. Company may only object to an auditor selected by CHOP for good cause shown. If an inspection shows an underreporting or underpayment in excess of [**] percent ([**]%) for any twelve (12) month period, then Company shall reimburse CHOP for the cost of the inspection at the time Company pays the unreported royalties, including any late charges as required by this Agreement. All payments required under this Paragraph shall be due within [**] days of the date CHOP provides Company notice of the payment due. Late charges will be assessed by CHOP on any undisputed overdue payments at a rate of [**] percent ([**]%) per month. The payment of such late charges shall not prevent CHOP from exercising any other rights it may have as a consequence of the lateness of any payment.

…

8.1 CHOP shall control the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Patent Rights and shall furnish copies of relevant patent-related documents to Company. Notwithstanding this Paragraph 8.1, any opposition, validity challenge, interference, re-examination, reissue, derivation, supplemental examination, post-grant review, inter-parties review proceedings, negotiations or claims, in any forum shall be handled in accordance with Paragraph 10.3.

…

10.1 CHOP and Company agree to notify each other promptly of each infringement or possible infringement of the Patent Rights, as well as any facts which may affect the validity, scope, or enforceability of the Patent Rights of which either Party becomes aware.

10.2 Pursuant to this Agreement Company may a) bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably valid claims in the Patent Rights or misappropriation of Gene-Therapy Know-How; b) in any such suit, seek to enjoin infringement or misappropriation and collect damages, profits, and awards of whatever nature recoverable for such infringement; and c) settle any claim or suit for infringement of the Patent Rights or misappropriation of Gene-Therapy Know-How. Company shall not settle any action that imposes any liability on CHOP or concedes the invalidity, enforceability or non-infringement of any of the Patent Rights or CHOP Intellectual Property without the prior written consent of CHOP. If necessary or desirable to bring, maintain or prove damages in any such action, Company may require that CHOP join such suit. Should CHOP be made a party to any such suit at the request of Company, Company shall reimburse CHOP for any costs, expenses, or fees, which CHOP incurs as a result of such action. In all cases, Company agrees to keep CHOP reasonably apprised of the status and progress of any litigation. Before Company commences an infringement action, Company shall notify CHOP and give careful consideration to the views of CHOP.

10.3 In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights or contesting the Gene Therapy Know-How rights (excluding any such action that is based on alleged misappropriation by CHOP of Gene Therapy Know-How) shall be brought against Company or CHOP or raised by way of counterclaim or affirmative defense in an infringement suit brought by Company under Paragraph 10.2, pursuant to this Agreement, or any opposition, validity challenge, interference, re-examination, reissue, derivation, supplemental examination, post-grant review, inter-parties review proceedings, negotiations or claims, in any forum relating to the Patent Rights, Company shall, subject to the penultimate sentence of this Paragraph 10.3a) defend or handle the suit or proceeding, at its own expense, for presumably valid claims in the Patent Rights; and b) in any such suit or proceeding, ultimately seek to enjoin infringement and to collect damages, profits, and awards of whatever nature recoverable from the party bringing such suit or otherwise defend the validity and enforceability of the Patent Rights. Company shall not settle any action that imposes any liability on CHOP or concedes the invalidity, enforceability or non-infringement of any of the Patent Rights or CHOP Intellectual Property without the prior written consent of CHOP. If necessary or desirable to defend any such action, Company may require that CHOP join such suit. Should CHOP be made a party to any such suit at the request of Company, Company shall reimburse CHOP for any costs, expenses, or fees which CHOP incurs as a result of such action. If Company elects not to initiate a defense against such declaratory judgment action, CHOP at its option, may do so at its own expense and CHOP shall retain all recoveries from any such suit. In all cases, Company agrees to keep CHOP reasonably apprised of the status and progress of any litigation.

…

11.3 CHOP does not warrant the validity of the Patent Rights and makes no representations whatsoever with regard to the scope of the Patent Rights, or that the Patent Rights may be exploited without infringing other patents or other intellectual property rights of third parties.

11.4 NO WARRANTIES, EXPRESS OR IMPLIED, ARE OFFERED BY CHOP AS TO THE FITNESS FOR ANY PURPOSE OF THE MATERIALS OR INFORMATION PROVIDED TO COMPANY UNDER THIS AGREEMENT, OR THAT THE CHOP INTELLECTUAL PROPERTY MAY BE EXPLOITED WITHOUT INFRINGING OTHER THIRD PARTY PATENT RIGHTS. COMPANY ACCEPTS THE CHOP INTELLECTUAL PROPERTY, INFORMATION AND THE MATERIALS “AS IS,” AND CHOP DOES NOT OFFER ANY GUARANTEE OF ANY KIND.

11.5 Except as otherwise set forth in Paragraphs 10.2 and 10.3, CHOP does not represent that it will commence legal actions against third parties infringing the Patent Rights.

…

12.5 CHOP reserves the right of 35 U.S.C. §203 to terminate or modify this Agreement solely to the extent that such action is legally necessary to meet requirements of the applicable federal statutes or regulations and such requirements are not reasonably satisfied by Company. Within [**] days of receipt of written notice of CHOP’S belief or notification from the government that it is legally necessary to modify or terminate this Agreement, Company shall, if Company disagrees with such assessment, notify CHOP of such disagreement and the basis for Company’s position and this Agreement shall not be terminated or modified unless and until such disagreement is resolved in accordance with Paragraph 13.12 or by the exercise of the march-in-rights by the government.

12.6 Within [**] days of termination or expiration of this Agreement, a final report and all accrued payments shall be submitted by Company. If this Agreement is terminated under this Article 12, sublicenses may be converted to direct licenses with CHOP pursuant to Paragraph 4.4.”

APPENDIX C - Press Release

Media Inquiries: Jessica Rowlands 202-729-4089 Jessica.Rowlands(S)fkhealth.com	Dr. Jason Loveridge + 33 674177812 jloveridge@genable.net

Spark Therapeutics and Genable Technologies Announce Collaboration to Advance a Gene Therapy Treatment for a Rare Form of Retinitis Pigmentosa

PHILADELPHIA, Penn., Mar. 18, 2014 — Spark Therapeutics and Genable Technologies announced today that they have entered into a collaboration agreement for Genable’s lead therapeutic to treat rhodopsin linked autosomal dominant retinitis pigmentosa (RHO adRP), GT038. Under the terms of the collaboration, Genable will license certain adeno-associated virus (AAV) vector manufacturing patents from Spark. The parties have entered into a broad agreement in which Spark will be the exclusive manufacturer for the product and provide development advice and expertise to Genable to help in the ongoing development of GT038. Spark will receive milestone payments and royalties on future sales of GT038 as well as near-term revenue from the manufacture and supply of product.

“We are excited to apply our deep expertise in AAV clinical development and manufacturing to augment Genable’s great work, and expand the number of debilitating diseases of the eye that can be addressed through gene therapy,” said Jeffrey D. Marrazzo, Spark Therapeutics co-founder, president and CEO.

Dr. Jason Loveridge, CEO of Genable Technologies commented “We have chosen Spark as our partner to advise, lend their experience and manufacture GT038 based on their broad expertise in gene therapy. We see them as a world-class organization and we are excited to be advancing our novel therapy GT038 into the clinic”.

GT038 is a potential treatment for rhodopsin (RHO)-linked autosomal dominant retinitis pigmentosa (adRP), an inherited retinal dystrophy that leads to blindness in most cases. There is currently no approved pharmacologic treatment for adRP, which affects an estimated 30,000 patients worldwide. GT-038 utilizes AAV vectors with an established safety and efficacy profile to deliver RNA interference (RNAi) molecules to suppress the expression of faulty and normal copies of RHO and restore normal gene expression. GT038 has been granted Orphan Drug Designation in both the USA and Europe.

About Genable Technologies

Genable Technologies Ltd. is a privately held, venture capital backed Dublin (Ireland) based bio-pharmaceutical company. The company is developing new gene therapies to treat “dominant” genetic diseases. The company has received significant support and investment form Fountain Healthcare Partners, Delta Partners, Fighting Blindness Ireland, Foundation Fighting Blindness Clinical Research Institute (USA) and Enterprise Ireland. To learn more please visit www.genable.net

About Spark Therapeutics

Spark Therapeutics is developing potentially curative, one-time gene therapy products to transform the lives of patients and re-imagine the treatment of debilitating diseases. Spark’s lead gene therapy candidate, for RPE65-related blindness, is currently in Phase 3 clinical trials with the potential to be the first approved gene therapy in the U.S., and the first treatment to address the significant unmet needs of patients living with blindness due to inherited retinal dystrophies.

Spark’s founding team includes scientists who led the movement to develop gene therapy as a new treatment paradigm, establishing clinical proof of concept in the eye and liver and contributing key insights to the field that have resulted in a resurgence of industry interest in gene-based medicines. In addition to the Phase 3 program in /?PE65-related blindness, the company has a Phase 1/2 program in hemophilia B, and preclinical programs to address neurodegenerative diseases and other inherited retinal dystrophies and hematologic disorders. Spark has rights to a proprietary manufacturing platform that has an unparalleled track record of success in supporting clinical studies across diverse therapeutic areas and routes of administration. The company’s expertise across research, clinical, regulatory and manufacturing builds on a legacy of innovation and excellence in gene therapy established by Spark’s team while at The Children’s Hospital of Philadelphia Center for Cellular and Molecular Therapeutics. To learn more visit www.sparktx.com.

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